Exhibit 10.35

March [__], 2015

[Name]
[Position]
MPM Holdings Inc.
260 Hudson River Road
Waterford, NY 12188

Dear [Name]:

Reference is made to the Momentive Performance Materials Holdings LLC 2012 Long-Term Cash Incentive Plan (the “2012 Cash LTIP”), of which you are a participant. Annex A to this letter sets forth the details of your award under the 2012 Cash LTIP as of the date hereof, including the total dollar amount of your target award and the components of such award subject to service-based and performance-based vesting.

As you know, 50% of your target award under the 2012 Cash LTIP (the “Service-Based Award”) is scheduled to be paid in April 2015, subject to your continued employment in active service with Momentive Performance Materials Holdings LLC’s subsidiaries through the payment date. Although your current employment is with a subsidiary of MPM Holdings Inc. (“MPM”) and not a subsidiary of Momentive Performance Materials Holdings LLC, MPM or one of its subsidiaries shall pay your Service-Based Award subject to (i) your continued employment in active service with MPM and its subsidiaries through the payment date and (ii) the other terms and conditions set forth in the 2012 Cash LTIP.

As you further know, the remaining 50% of your target award under the 2012 Cash LTIP (the “Performance-Based Award”) is subject to the EBITDA goals of Momentive Performance Materials Holdings LLC as set forth in the 2012 Cash LTIP. The Compensation Committee of MPM’s Board of Directors (the “Committee”) has approved modified performance targets and other terms for your Performance-Based Award to give you an opportunity to earn your Performance-Based Award based on fiscal year 2015 performance, as follows:

▪	In lieu of the EBITDA goals set forth in the 2012 Cash LTIP, you will be eligible to receive:

◦
50% of your Performance-Based Award (i.e., 25% of your target award under the 2012 Cash LTIP) if and only if MPM’s annual EBITDA for fiscal year 2015 is $[_____] or greater. If such annual EBITDA target is not achieved in respect of fiscal year 2015 performance, then that portion of your Performance-Based Award shall be entirely forfeited and cancelled without consideration therefor.

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◦
50% of your Performance-Based Award (i.e., 25% of your target award under the 2012 Cash LTIP) if and only if MPM’s annual Free Cash Flow for fiscal year 2015 is $[_____] or greater. If such annual Free Cash Flow target is not achieved in respect of fiscal year 2015 performance, then that portion of your Performance-Based Award shall be entirely forfeited and cancelled without consideration therefor.

▪
All determinations of achievement of “EBITDA” and “Free Cash Flow” shall be made by the Committee, and shall be conclusive and binding. Any and all payments under this letter must be approved in advance by the Committee.

▪
If any portion of your Performance-Based Award is earned based on the EBITDA and/or Free Cash Flow goals achieved for fiscal year 2015, then MPM shall pay such portion to you in cash in April 2016 subject to your continued employment in active service with MPM or its subsidiaries through the payment date. Any and all payments made under this letter will be subject to any and all applicable income, employment and other tax withholding requirements.

▪
If your employment with MPM and its subsidiaries is terminated for any reason or by any party before the payment date, then your entire Performance-Based Award shall be forfeited and cancelled without consideration therefor.

▪
For the avoidance of doubt, by signing below, you agree to the modified performance targets and other terms with respect to your Performance-Based Award as set forth above, and you acknowledge and agree you shall not be entitled to any additional payment in respect of the Performance-Based Award if the EBITDA goals of Momentive Performance Materials Holdings LLC as set forth in the 2012 Cash LTIP are actually achieved.

This opportunity applies only to you and selected key employees. We hope this opportunity will encourage your alignment with MPM’s performance goals, especially for this upcoming year. Please note that the terms of this letter (including the performance goals) are strictly confidential and, except as required by law, shall not be disclosed by you to any person other than your spouse and legal, financial and other advisors (if any).

This letter is intended to modify the applicable provisions of the 2012 Cash LTIP with respect to the subject matter hereof, and this letter and the 2012 Cash LTIP shall be construed in accordance with such intent. Except as expressly modified by this letter, the provisions of the 2012 Cash LTIP are and shall remain in full force and effect. To the extent that a provision of this letter conflicts with or differs from a provision of the 2012 Cash LTIP, such provision of this letter shall prevail and govern for all purposes and in all respects. Without limiting the generality of the foregoing, the 2012 Cash LTIP and this letter, including the performance goals set forth herein, are subject to modification and termination by the Committee at any time, with or without notification.

This letter and the 2012 Cash LTIP represent the entire understanding between MPM, Momentive Performance Materials Holdings LLC, and each of their respective affiliates and you regarding the subject matter hereof and thereof, and any previous or current discussions, negotiations, or understandings that are not set forth in this letter or the 2012 Cash LTIP are superseded. This letter does not constitute a contract of employment.

[Name], thank you for your contributions to date and for the contributions that we can count on you delivering in the time ahead.

Very truly yours,

MPM HOLDINGS INC.

By:_________________________
[Name]
[Position]

Acknowledged and agreed:

________________________
[Name]

ANNEX A
Summary of Award under
2012 Cash LTIP

	Percentage of Award	Potential Dollar Amount of Award
Service-Based Award	50%	$[_____]
Performance-Based Award	50%	$[_____]
Total Target Award	100%	$[_____]

The vesting conditions of the Performance-Based Award, as modified by the letter to which this Annex A is attached, are further detailed below:

Performance Measure	FY 2015 Target	Percentage of Performance-Based Award	Percentage of Total Award	Potential Dollar Amount of Award
EBITDA	$[_____]	50%	25%	$[_____]
Service-Based Award	$[_____]	50%	25%	$[_____]

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